UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
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                     INFORMATION REQUIRED IN PROXY STATEMENT
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                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                          LEUCADIA NATIONAL CORPORATION
--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
                          LEUCADIA NATIONAL CORPORATION

                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 17, 2005

                                ----------------

                                                         April 22, 2005

To our common shareholders:

           You are cordially invited to attend the annual meeting of shareholders of Leucadia National Corporation to be held on May 17, 2005, at 10:00 a.m., at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York:

           1. To elect eight directors.

           2. To approve an amendment to our certificate of incorporation to increase the number of our common shares, par value $1.00 per share, authorized for issuance to 300,000,000 common shares. Currently, there are 150,000,000 common shares authorized for issuance.

           3. To approve an amendment to the 2003 Senior Executive Annual Incentive Bonus Plan extending the plan through fiscal year 2014, so that the plan, as revised, will be in effect for the duration of the new employment agreements entered into with Ian M. Cumming and Joseph S. Steinberg, which expire in June 2015.

           4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2005.

           5. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

           Only holders of record of our common shares at the close of business on April 12, 2005 will be entitled to notice of and to vote at the meeting. Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card. This will assure that your shares are represented at the meeting.



                                     By Order of the Board of Directors.

                                     LAURA E. ULBRANDT
                                     Secretary






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
                          LEUCADIA NATIONAL CORPORATION

                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                ----------------

                                                           April 22, 2005


           This proxy statement is being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders of the company to be held on May 17, 2005 and at any adjournments thereof.

           At the meeting, shareholders will be asked:

           1. To elect eight directors.

           2. To approve an amendment to our certificate of incorporation to increase the number of our common shares, par value $1.00 per share, authorized for issuance to 300,000,000 common shares. Currently, there are 150,000,000 common shares authorized for issuance.

           3. To approve an amendment to the 2003 Senior Executive Annual Incentive Bonus Plan extending the plan through fiscal year 2014, so that the plan, as revised, will be in effect for the duration of the new employment agreements entered into with Ian M. Cumming and Joseph S. Steinberg, which expire in June 2015.

           4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2005.

           5. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

           The Board of Directors has fixed the close of business on April 12, 2005 as the record date for the determination of the holders of our common shares, par value $1.00 per share, entitled to notice of and to vote at the meeting. Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on April 12, 2005, there were 107,613,828 common shares entitled to vote.

           All references in this proxy statement to our common shares and to prices of our common shares reflect a three-for-two stock split effective on December 31, 2004.

           This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about April 22, 2005.

                                   THE MEETING

DATE, TIME AND PLACE

           The annual meeting will be held on May 17, 2005, at 10:00 a.m., local time, at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York.

MATTERS TO BE CONSIDERED

           At the meeting, shareholders will be asked to consider and vote to elect eight directors, to approve an amendment to our certificate of incorporation increasing the number of authorized common shares authorized for issuance, to approve an amendment to our existing 2003 Senior Executive Annual Incentive Bonus Plan extending the duration of the plan through fiscal 2014 and to ratify the selection of independent auditors. See "ELECTION OF DIRECTORS," "PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION," "PROPOSED AMENDMENT TO 2003 SENIOR EXECUTIVE ANNUAL INCENTIVE BONUS PLAN" and "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS." The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

           Shareholders as of the record date, i.e., the close of business on April 12, 2005, are entitled to notice of and to vote at the meeting. As of the record date, there were 107,613,828 common shares outstanding and entitled to vote, with each share entitled to one vote.

REQUIRED VOTES

           Election of Directors. Under New York law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withholds authority to vote for the nominee, including broker non-votes, will not be counted toward the nominee's achievement of a plurality.

           Approval of Amendment to Certificate of Incorporation. Approval of the amendment to our certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding common shares. Abstentions and broker non-votes will be treated as votes against the proposal to approve the amendment to our certificate of incorporation.

           Approval of Amendment to 2003 Senior Executive Annual Incentive Bonus Plan. Approval of the amendment to the 2003 incentive bonus plan requires the affirmative vote of the holders of a majority of the common shares voted at the meeting. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the approval of the 2003 incentive bonus plan, but do have the effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares from which the majority is calculated.

           Selection of Auditors. The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders' best interests. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of auditors, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

           Ian M. Cumming, Chairman of the Board of Directors of our company, beneficially owns 12,403,068 or approximately 11.5% of the common shares outstanding at the record date. Joseph S. Steinberg, a Director and President of our company, beneficially owns 13,674,016 or approximately 12.7% of the common shares outstanding at the record date. The Cumming Foundation, a private charitable foundation established by Mr. Cumming, beneficially owns 211,146 or ..2% of the common shares outstanding at the record date. Mr. Cumming disclaims beneficial ownership of the common shares held by his private charitable foundation. Messrs. Cumming and Steinberg have advised us that they intend to cause all common shares that they beneficially own and, in the case of Mr. Cumming, all common shares beneficially owned by his charitable foundation, to be voted in favor of each nominee named herein, the proposed amendment to our certificate of incorporation, the proposed amendment to the 2003 incentive bonus plan and ratification of the selection of independent auditors. In addition to Messrs. Cumming and Steinberg, all our other directors and officers beneficially own approximately .4% of the common shares outstanding at the record date, excluding common shares acquirable upon the exercise of options.

VOTING AND REVOCATION OF PROXIES

           Shareholders are requested to vote by proxy in one of three ways:

                      o Use the toll-free telephone number shown on your proxy card;

                      o Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

                      o Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

           Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for director named, FOR approval of the proposed amendment to our certificate of incorporation, FOR approval of the proposed amendment to the 2003 incentive bonus plan and FOR ratification of the selection of independent auditors.

           Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders' instructions have been recorded properly. A control number, located on the proxy card, will identify shareholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

           If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

           If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

           Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of our company, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

"HOUSEHOLDING" OF ANNUAL REPORT AND PROXY MATERIALS

           We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

           Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

           If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, (in writing: 59 Maiden Lane, New York, New York 10038; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

           If we are householding materials to your address and you wish to receive a separate copy of the 2005 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer as indicated above.

           Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

PROXY SOLICITATION

           We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $6,000. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

INDEPENDENT AUDITORS

           We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2004, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              ELECTION OF DIRECTORS

           At the meeting, eight directors are to be elected to serve until the next meeting or until their successors are elected and qualified. All of the following nominees are currently serving as directors. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the eight nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose. The following information is as of April 12, 2005.


                                 AGE, PERIOD SERVED AS DIRECTOR, OTHER BUSINESS
NAME AND PRESENT POSITION,       EXPERIENCE DURING THE LAST FIVE YEARS AND
IF ANY, WITH THE COMPANY         FAMILY RELATIONSHIPS, IF ANY
-------------------------------- -----------------------------------------------

Ian M. Cumming,
   Chairman of the Board........ Mr. Cumming, 64, has served as a director and our Chairman of the Board since June 1978. In addition, he is Chairman of the Board of The FINOVA Group Inc. FINOVA is a middle market lender, in which we have an indirect 25% equity interest. Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation, a publicly held real estate development company, in which we have an approximate 30% equity interest, Mr. Cumming has an approximate 9.4% equity interest in HomeFed and a private charitable foundation as to which Mr. Cumming disclaims beneficial ownership has a less than .1% equity interest.

Paul M. Dougan.................. Mr. Dougan, 67, has served as a director since
                                 May 1985. Mr. Dougan is a private investor.
                                 Until July 2004, he was a director and
                                 President and Chief Executive Officer of Equity Oil Company, a company engaged in oil and gas exploration and production.

Lawrence D. Glaubinger.......... Mr. Glaubinger, 79, has served as a director since May 1979. Mr. Glaubinger is a private investor. He was Chairman of the Board of Stern & Stern Industries, Inc., a New York corporation, which primarily manufactures and sells industrial textiles, from November 1977 through 2000. He has also been President of Lawrence Economic Consulting Inc., a management consulting firm, since January 1977 and a manager of Bee Gee Trading Company LLC, a private commodities trading company, since July 2003. Mr. Glaubinger is a director of Marisa Christina Inc., an importer of women's clothing.

Alan J. Hirschfield............. Mr. Hirschfield, 69, has served as a director since April 2004. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, which merged with Financial Times/Pearsons, Inc. Prior to that time, Mr. Hirschfield held executive positions in the financial and media industries. He is a director of Carmike Cinemas, Inc., a publicly-held motion picture exhibitor in the United States, in which we had (until August
                                 2004) an approximate 6% equity interest, Interactive Data Corporation (formerly Data Broadcasting Corporation), a global provider of financial and business information, and Peregrine Systems Inc., a business software provider, and is a director and Vice-Chairman of Cantel Medical Corp., a healthcare company.

                                 AGE, PERIOD SERVED AS DIRECTOR, OTHER BUSINESS
NAME AND PRESENT POSITION,       EXPERIENCE DURING THE LAST FIVE YEARS AND
IF ANY, WITH THE COMPANY         FAMILY RELATIONSHIPS, IF ANY
-------------------------------- -----------------------------------------------

James E. Jordan................. Mr. Jordan, 61, has served as a director since
                                 February 1981. Since July 2002, Mr. Jordan has been the Managing Director of Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company. Prior to that time, Mr. Jordan was a private investor and from October 1986 to June 1997, he was the President of The William Penn Corporation, a holding company for an investment advisor to the William Penn family of mutual funds. During that period, we beneficially owned approximately 19.7% of the common stock of William Penn. Mr. Jordan is a director of First Eagle family of mutual funds, JZ Equity Partners Plc., a British investment trust company, and Florida East Coast Industries, Inc., a holding company with railroad and real estate interests.

Jeffrey C. Keil................. Mr. Keil, 61, has served as a director since
                                 April 2004. Mr. Keil has been Chairman of
                                 International Real Returns, LLC, a private investment advisor, since July 2004 and served as Chairman of its Executive Committee from January 1998 to June 2001. Mr. Keil was President, from July 2001 through June 2004, of Ellesse, LLC, a private advisory company. From 1996 to January 1998, Mr. Keil was a General Partner of Keil Investment Partners, a private fund that invested in the financial sector in Israel. From 1984 to 1996, Mr. Keil was President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York. He is a director of Anthracite Capital, Inc., a real estate investment trust.

Jesse Clyde Nichols, III........ Mr. Nichols, 65, has served as a director since
                                 June 1978. Mr. Nichols is a private investor. He was President, from May 1974 through 2000, of Nichols Industries, Inc., a diversified holding company. Mr. Nichols is a director of Jordan Industries, Inc., a public company, of which we beneficially own approximately 10.1% of the common stock, which owns and manages manufacturing companies.

Joseph S. Steinberg, President.. Mr. Steinberg, 61, has served as a director since December 1978 and as our President since January 1979. He is also a director of FINOVA, Jordan Industries, Inc., and White Mountains Insurance Group, Ltd., a publicly traded insurance holding company in which we have a less than 5% equity interest. In addition, Mr. Steinberg is Chairman of the Board of HomeFed; Mr. Steinberg has an approximate 9.5% equity interest in HomeFed, a trust for the benefit of Mr. Steinberg's children has a .3% equity interest and a private charitable trust as to which Mr. Steinberg disclaims beneficial ownership has a less than .1% equity interest.

     The Board of Directors recommends a vote FOR the above-named nominees.

                             INFORMATION CONCERNING
                   THE BOARD OF DIRECTORS AND BOARD COMMITTEES

DIRECTOR INDEPENDENCE

           Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website, the Board of Directors is required to affirmatively determine that a majority of the directors is independent under the listing standards of the New York Stock Exchange, the principal exchange on which the company's common shares are traded. In accordance with the Guidelines, the Board of Directors undertakes an annual review of director independence. During this review, the Board considers all transactions and relationships between each director or any member of his immediate family and the Company, and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors or their affiliates and Ian M. Cumming, our Chairman of the Board, and Joseph S. Steinberg, our President, and their respective affiliates. The purpose of this review is to determine whether any such relationships or transactions is considered a "material relationship" that would be inconsistent with a determination that a director is independent. The Board has not adopted any "categorical standards" for assessing independence, preferring instead to consider and disclose existing relationships with the non-management directors and the Company, Mr. Cumming or Mr. Steinberg.

           As a result of this review, the Board affirmatively determined that, other than Mr. Cumming and Mr. Steinberg, all of the Directors are independent of the Company and its management. In determining that all of the other Directors are independent, the Board reviewed the NYSE corporate governance rules and also determined that the following relationships are not material relationships and therefore do not affect the independence determination: Mr. Cumming and Mr. Hirschfield each are passive investors with a less than 10% passive interest in a regional internet service provider, Mr. Cumming is a 6.6% passive stockholder in a restaurant that is 50% owned by Mr. Hirschfield and Mr. Cumming made a charitable contribution of $100,000 in each of 2004 and 2003 to a non-profit private school of which a son of Mr. Hirschfield is headmaster; Mr. Keil is a trustee of several trusts (certain of which hold our common shares) for the benefit of Mr. Steinberg's children and other family members (for which Mr. Keil receives no remuneration); Mr. Dougan is the retired President of Equity Oil Company, a company with which the Company had a joint venture that was dissolved in 2004. During 2003, 2002 and 2001, the Company made capital contributions to the joint venture of approximately $70,000, $167,000 and $160,000, respectively; during those years, the Company did not receive any payments from the joint venture. In addition, as stated in the Corporate Governance Guidelines, the Board has determined that friendship among directors shall not in and of itself be a basis for determining that a director is not independent for purposes of serving on the Board.

MEETINGS AND COMMITTEES

           During 2004, the Board of Directors held 12 meetings and took action on numerous other occasions.

           The Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee.

           The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the conduct and integrity of our financial reporting and financial statements filed with the Securities and Exchange Commission, the scope and performance of our internal audit function, our systems of internal accounting and financial disclosure controls, compliance with legal and regulatory requirements, our Code of Business Practice and Code of Practice, and preparation of the audit committee report. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification, which is not binding on the Audit Committee), compensate (including fee pre-approvals), evaluate and replace the independent auditors, oversee their scope of work, independence and their engagement for any other services, and meets independently with those persons performing the company's internal auditing function, as well as the company's independent auditors and senior management.

           During 2004, the Audit Committee met with management and the independent auditors 10 times and took action on one other occasion. At such meetings, the Audit Committee also met with the independent auditors without management present. The Board of Directors has adopted a charter for the Audit Committee, which is attached as Annex A to the proxy statement for our 2004 Annual Meeting of Shareholders and is also available on our website, www.leucadia.com. See "Annual Report and Company Information" below. The Audit Committee consists of Messrs. Keil (Chairman), Dougan, Hirschfield, Jordan and Nichols. The Board has determined that each of Messrs. Keil and Hirschfield is qualified as an audit committee financial expert within the meaning of regulations of the Securities and Exchange Commission, thereby satisfying the financial expertise requirement of the listing standards of the New York Stock Exchange, and that each member of the Audit Committee is financially literate.

           The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of our business at such times as the full Board of Directors is unavailable in accordance with New York law. The Executive Committee, which took action on one occasion during 2004, consists of Messrs. Cumming (Chairman), Glaubinger, Jordan and Steinberg.

           The functions of the Compensation Committee are to determine and approve the compensation of the Chairman of the Board and President including under the 2003 Senior Executive Annual Incentive Bonus Plan, make recommendations to the Board of Directors with respect to compensation of our other executive officers in consultation with Messrs. Cumming and Steinberg, including with respect to our employee benefit and incentive plans, and to administer our 1999 Stock Option Plan. The Board of Directors has adopted a charter for the Compensation Committee, which is attached as Annex B to the proxy statement for our 2004 Annual Meeting of Shareholders and is also available on our website. See "Annual Report and Company Information" below. The Compensation Committee met four times during 2004. The Compensation Committee consists of Messrs. Nichols (Chairman), Glaubinger and Jordan.

           The function of the Nominating and Corporate Governance Committee is to assist the Board by identifying qualified candidates to serve as directors and recommend to the Board candidates for election to the Board; developing and recommending to the Board corporate governance guidelines; and overseeing the evaluations of the Board and management. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is attached as Annex C to the proxy statement for our 2004 Annual Meeting of Shareholders and is also available on our website. See "Annual Report and Company Information" below. The Nominating Committee met once and took action on one other occasion during 2004 and consists of Messrs. Jordan (Chairman), Dougan and Nichols.

           The information contained in this proxy statement with respect to the Audit Committee charter, the Compensation Committee charter, the Nominating and Corporate Governance Committee charter and the independence of the non-management members of the Board of Directors shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

           A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder's intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders. The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder's nominees, and the consent of each nominee to serve as a director of the company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the company. We did not receive any nominations from shareholders for election as directors at the meeting. See "Proposals by Shareholders" for the deadline for nominating persons for election as directors for the 2006 annual meeting.

ATTENDANCE

           All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the shareholders, the Board and committees of which he is a member. All directors attended the annual meeting of shareholders in May 2004. A copy of our Corporate Governance Guidelines is available on our website.

MEETINGS OF NON-MANAGEMENT DIRECTORS

           The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session. At each executive session, one non-management director will be designated by the non-management directors present to serve as the presiding director to chair that executive session.

COMMUNICATING WITH THE BOARD

           Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the Non-Management Members of the Board of Directors, c/o Corporate Secretary, Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010. The Corporate Secretary will review all correspondence and regularly forward to the non-management members of the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. Non-management directors may at any time review a log of all correspondence received by the company that is addressed to non-management members of the Board and request copies of all such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

CODE OF PRACTICE

           We have a Code of Business Practice, which is applicable to all directors, officers and employees of the company, and includes a Code of Practice applicable to our principal executive officers and senior financial officers. Both the Code of Business Practice and the Code of Practice are available on our website. The company intends to post amendments to or waivers from our Code of Practice applicable to our principal executive officers and senior financial officers on its website.

                  PRESENT BENEFICIAL OWNERSHIP OF COMMON SHARES

           Set forth below is certain information as of April 12, 2005 with respect to the beneficial ownership of common shares by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under "Executive Compensation," (4) a trust for the benefit of Mr. Steinberg's children and the private charitable foundation established by Mr. Cumming, and (5) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

                                                                                   Number of Shares
Name and Address                                                                     and Nature of                  Percent
of Beneficial Owner                                                              Beneficial Ownership               of Class
-------------------                                                              --------------------               --------
Group consisting of
  Fairholme Capital Management, L.L.C.
  and Bruce R. Berkowitz (a)(b)..............................................         5,833,396                       5.4%
Group consisting of
  Mutual Beacon Fund, Mutual Discovery Fund, Mutual
  Financial Services Fund, Mutual Qualified Fund, Mutual
  Shares Fund, Mutual Beacon Fund (Canada), Mutual
  Discovery Fund (Canada), Mutual Discovery Securities
  Fund, Mutual Shares Securities Fund, Franklin Mutual
  Beacon Fund and Masters' Select Value Fund (c)(d)..........................         6,382,978                       5.9%
Ian M. Cumming...............................................................        12,403,068    (e)(f)            11.5%
Paul M. Dougan...............................................................            11,775    (g)                *
Lawrence D. Glaubinger.......................................................           126,750    (h)                 .1%
Alan J. Hirschfield..........................................................               375    (i)                *
James E. Jordan..............................................................            60,750    (h)                *
Jeffrey C. Keil..............................................................               375    (i)                *
Thomas E. Mara...............................................................            52,500    (j)                *
Jesse Clyde Nichols, III.....................................................           106,820    (k)                *
Joseph A. Orlando............................................................            56,034    (j)                *
H.E. Scruggs.................................................................            39,000    (l)                *
Joseph S. Steinberg..........................................................        13,674,016    (f)(m)            12.7%
Cumming Foundation ..........................................................           211,146    (n)                 .2%
All directors and executive officers
  as a group (12 persons)....................................................        26,546,463    (o)               24.6%

-------------------

*  Less than .1%.

(a) The business address of this beneficial owner is c/o Fairholme Capital Management, L.L.C., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(b) Based upon a Schedule 13G/A filed February 11, 2005 filed by Fairholme Capital Management, L.L.C. and Bruce R. Berkowitz and on information provided by Fairholme Capital Management, L.L.C.

(c) The business address of this beneficial owner is c/o Franklin Mutual Advisers, LLC, 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(d) Based upon a Schedule 13G filed February 11, 2005 filed by Franklin Mutual Advisers, LLC on behalf of the members of the group. This group disclaims beneficial ownership of the common shares reported by them.

(e) Includes 222,810 (.2%) common shares beneficially owned by Mr. Cumming's wife (directly and through trusts for the benefit of Mr. Cumming's children of which Mr. Cumming's wife is trustee) as to which Mr. Cumming may be deemed to be the beneficial owner.

(f) Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the company.

(g) Includes (1) 3,750 common shares that may be acquired upon the exercise of currently exercisable stock options and (2) 150 (less than .1%) common shares owned by Mr. Dougan's wife as to which Mr. Dougan disclaims beneficial ownership.

(h) Includes 1,500 common shares that may be acquired upon the exercise of currently exercisable stock options.

(i) Consists of 375 common shares that may be acquired upon the exercise of currently exercisable stock options.

(j) Includes 52,500 common shares that may be acquired upon the exercise of currently exercisable stock options.

(k) Includes (1) 15,750 common shares that may be acquired upon the exercise of currently exercisable stock options and (2) 9,698 (less than .1%) common shares beneficially owned by Mr. Nichols' wife (directly and indirectly through a majority owned company), 1,380 shares (less than .1%) common shares owned by Mr. Nichols' minor children and 480 (less than .1%) common shares held in trusts for the benefit of Mr. Nichols' minor children as to which Mr. Nichols may be deemed to be the beneficial owner.

(l) Consists of 39,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(m) Includes 69,600 (less than .1%) common shares beneficially owned by Mr. Steinberg's wife and daughter, 4,018,212 (3.7%) common shares held in a family trust and 1,169,856 (1.1%) held in a trust for the benefit of Mr. Steinberg's children as to which Mr. Steinberg may be deemed to be the beneficial owner.

(n) Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the common shares held by the foundation.

(o) Includes (1) 150 common shares owned of record by the spouse of a director of the company as to which the director disclaims beneficial ownership; (2) 23,250 common shares that may be acquired by directors pursuant to the exercise of currently exercisable stock options; and (3) 159,000 common shares that may be acquired by certain officers pursuant to the exercise of currently exercisable stock options.

           As of April 12, 2005, Cede & Co. held of record 77,631,266 common shares (approximately 72.1% of the total number of common shares outstanding). Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

           The following table sets forth information in respect of the compensation of our Chairman of the Board, our President and each of our other three most highly compensated current executive officers in 2004, for services in all capacities to us and our subsidiaries in 2004, 2003 and 2002.

                                                                                                  Long-Term
                                                      Annual Compensation                       Compensation
                                     --------------------------------------------------------- ---------------- ------------------
                                                                                                  Options/
 Name and Principal                                                           Other Annual        Warrants           All Other
     Position(s)           Year          Salary              Bonus            Compensation      (# of shares)      Compensation
     -----------           ----          ------              -----            ------------      -------------      ------------
Ian M. Cumming,            2004       $   630,429       $    19,999(1)       $   241,575(4)          --           $    206,566(5)
Chairman of the Board      2003           612,207         1,268,640(2)           288,103(4)          --                254,034
                           2002           597,314           568,097(3)           327,737(4)          --                203,234


Joseph S. Steinberg,       2004       $   630,429       $    19,999(1)       $   744,481(4)          --           $    188,515(5)
President                  2003           612,207         1,268,640(2)           616,090(4)          --                240,440
                           2002           597,314           568,097(3)           531,102(4)          --                190,640


Thomas E. Mara,            2004       $   300,000       $ 1,009,000          $     --              60,000         $    114,750(5)
Executive Vice             2003           287,000           983,600                --                --                103,625
President and Treasurer    2002           280,000           758,400                --              37,500               64,000


Joseph A. Orlando,         2004       $   250,000       $   757,750          $     --              45,000         $     31,500(5)
Vice President and         2003           225,000           631,750                --                --                 31,000
Chief Financial Officer    2002           215,000           721,450                --              37,500               31,250


H.E. Scruggs,              2004       $   210,000       $   606,300          $     --              37,500         $     20,400(5)
Vice President             2003           200,000           706,000                --                --                 25,125
                           2002           184,808           455,400                --              37,500               22,000


----------------------

   (1) Represents annual year-end bonus, based on a percentage of salary, paid to all employees. The Compensation Committee of the Board of Directors intends to consider the payment of a 2004 performance bonus to each of Messrs. Cumming and Steinberg at the Board of Directors meeting to be held following the 2005 annual meeting of shareholders. See "Report of the Compensation Committee of the Board of Directors--Compensation of Messrs. Cumming and Steinberg."

   (2) Represents annual performance bonus paid to Messrs. Cumming and Steinberg under the 2003 Senior Executive Annual Incentive Bonus Plan and annual year-end bonus, based on a percentage of salary, paid to all employees. See "Report of the Compensation Committee of the Board of Directors--Compensation of Messrs. Cumming and Steinberg.".

   (3) Represents annual performance bonus paid to Messrs. Cumming and Steinberg under the then effective Senior Executive Annual Incentive Bonus Plan and annual year-end bonus, based on a percentage of salary, paid to all employees.

   (4) Includes non-cash compensation valued at incremental cost to the Company, as follows: personal use of corporate aircraft (Mr. Cumming:
           $235,375 in 2004, $288,050 in 2003 and $327,684 in 2002, and Mr.
           Steinberg: $743,556 in 2004, $616,090 in 2003 and $531,102 in 2002).
           The value of the non-cash compensation differs for federal tax purposes.

   (5) Includes the annual premium on a term life insurance policy paid by the company for the benefit of each person ($9,875 for Mr. Cumming and $2,815 for Mr. Steinberg), directors' fees from affiliates of the company ($161,841 for Mr. Cumming, $157,000 for Mr. Steinberg, $84,000 for Mr. Mara, $11,000 for Mr. Orlando and $4,000 for Mr. Scruggs) and contributions made by the company to a savings and retirement plan on behalf of each person ($34,850 for Mr. Cumming, $28,700 for Mr. Steinberg, $30,750 for Mr. Mara, $20,500 for Mr. Orlando and $16,400 for Mr. Scruggs). Omits the annual premium on certain term life insurance paid by the company as described under "Certain Relationships and Related Transactions."



                              OPTION GRANTS IN 2004

           The following table shows all grants of options to the named executive officers of the company in 2004.

                                                                                                  Potential Realizable Value
                                                                                                    at Assumed Annual Rates
                                                                                                  of Stock Price Appreciation
                                               Individual Grants                                      For Option Term (2)
                      --------------------------------------------------------------------   --------------------------------------
                          Securities
                      Underlying Options    % of Total Options
                        Granted (# of           Granted to          Exercise    Expiration
     Name                 shares)(1)        Employees in 2004     Price ($/Sh)     Date        0% ($)        5% ($)        10% ($)
     ----                 ----------        -----------------     ------------     ----        ------        ------        -------
Thomas E. Mara              60,000                 8.4%              $43.51        1/2/11        $0         $887,854     $2,014,237
Joseph A. Orlando           45,000                 6.3%              $43.51        1/2/11        $0         $665,890     $1,510,678
H.E. Scruggs                37,500                 5.2%              $43.51        1/2/11        $0         $554,909     $1,258,898


----------------------

   (1) The options were granted pursuant to our 1999 Stock Option Plan at an exercise price equal to the fair market value of the common shares on the date of grant. The options become exercisable at the rate of 20% per year commencing January 2, 2006. The grant date of the options is December 9, 2004.

   (2) The potential realizable values represent future opportunity and have not been reduced to reflect the time value of money. The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission, and are not intended to forecast future appreciation of the common shares and are not necessarily indicative of the values that may be realized by the named executive officers.



                 AGGREGATE OPTION/WARRANT EXERCISES IN 2004 AND
                     OPTION/WARRANT VALUES AT YEAR END 2004

           The following table provides information as to options and warrants exercised by each of the named executives in 2004 and the value of options and warrants held by the executives at year end measured in terms of the last reported sale price for the common shares on December 31, 2004 ($46.32, as reported on the New York Stock Exchange Composite Tape).

                                                                                                        Value of Unexercised
                                                                           Number of Unexercised            In-the-Money
                                                                              Options/Warrants            Options/Warrants
                                                                            at December 31, 2004        at December 31, 2004
                                                                            --------------------        --------------------
                           Number of Shares
                         Underlying Options/                                    Exercisable/                Exercisable/
Name                      Warrants Exercised         Value Realized            Unexercisable               Unexercisable
----                      ------------------         --------------            -------------               -------------
Ian M. Cumming                191,921(1)               $4,094,314               0/0                       $0/$0
Joseph S. Steinberg              --  (2)                   --                   0/0                       $0/$0
Thomas E. Mara                   --                        --                   45,000/90,000             $1,324,500/$984,175
Joseph A. Orlando                --                        --                   45,000/75,000             $1,324,500/$941,975
H.E. Scruggs                     --                        --                   33,000/66,000             $  949,600/$874,020


-------------------

     (1) On September 24, 2004, Mr. Cumming sold warrants to purchase 292,921 common shares at a sale price of $20.70 per share in a private transaction. Also on that date, trusts for the benefit of Mr. Cumming's sons sold warrants to purchase an aggregate of 32,658 Common Shares at a sale price of $20.70 per share in a private transaction. Mr. Cumming was deemed to be the beneficial owner of the warrants held by the trusts. During 2004, warrants to purchase 37,500 common shares were transferred from the trust for the benefit of one of Mr. Cumming's sons directly to that son. Accordingly, Mr. Cumming is no longer deemed to be the beneficial owner of such warrants.

     (2) On June 16, 2004, Mr. Steinberg sold warrants to purchase 600,000 common shares at a sale price of $17.36 per share in a private transaction.


                                 RETIREMENT PLAN

           We and certain of our affiliated companies maintain a retirement plan, as amended and restated effective December 31, 1997, for certain of our employees and employees of these affiliated companies. The retirement plan is intended to qualify under the provisions of Section 401 of the Internal Revenue Code of 1986. Participants are not required to make any contributions under the retirement plan. Benefit accruals under the retirement plan were frozen effective December 31, 1998. Employees who were not participants in the retirement plan on December 31, 1998 are not eligible to participate in the retirement plan.

           The retirement plan contains provisions for optional forms of payment and provides that the normal form of benefit in the case of a married participant is a benefit actuarially equivalent to an annuity for the life of the participant payable in the form of a 50% joint and survivor annuity for the participant and his spouse.

           Generally, a participant employed by us with 10 or more years of service, who is age 55 or over, but less than age 65, and who has retired from employment with us or a participating affiliate, may elect to receive an early retirement benefit. A participant with less than 10 years of service or who is under age 55, who has terminated employment with us or a participating affiliate, may elect to receive an early deferred vested benefit. The amount of the benefits are actuarially reduced to reflect payment before age 65.

           The projected annual retirement benefits under the retirement plan of the executive officers named in the Summary Compensation Table, expressed in the form of a straight-life annuity with no reduction for early commencement are estimated as follows:

           Ian M. Cumming...............................       $25,394
           Joseph S. Steinberg..........................        25,394
           Thomas E. Mara...............................        25,394
           Joseph A. Orlando............................        27,451
           H.E. Scruggs.................................        10,344

           We and certain of our affiliated companies currently maintain a savings and retirement plan for certain of our employees and employees of these affiliated companies. Participants may make before tax and/or after-tax contributions to the plan and we will match a portion of an eligible participant's before tax contributions. The plan also provides a contribution with each payroll for eligible participants equal to a percentage of eligible compensation determined on the basis of age and service. The plan is intended to qualify under the provisions of the Internal Revenue Code.

                              EMPLOYMENT AGREEMENTS

           We have employment agreements with Messrs. Cumming and Steinberg that provide for Mr. Cumming's employment as our Chairman of the Board and Chief Executive Officer and for Mr. Steinberg's employment as our President through June 30, 2005 at annual salaries of $500,000, subject to cost-of-living adjustments, plus any additional compensation as may be voted by the Board of Directors. Messrs. Cumming and Steinberg are entitled to participate in all of our incentive plans and those of our other subsidiary and affiliated companies. We have also agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate. Under the agreements, if
(1) there is a change in control of the company and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us without cause; or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences, such as the appointment or election of another person to his office, the aggregate compensation and other benefits to be received by Mr. Cumming or Mr. Steinberg for any twelve full calendar months falling below 115% of the amount received by him during the comparable preceding twelve month period, or a change in the location of his principal place of employment, Messrs. Cumming or Steinberg will receive a severance allowance equal to the remainder of the aggregate annual salary, as adjusted for increases in the cost of living, that he would have received under his employment agreement. In addition, we or our successors will continue to carry the life insurance payable to the beneficiaries of Messrs. Cumming and Steinberg through the scheduled termination of the employment agreement.

           In March 2005, the Compensation Committee reviewed these agreements and recommended that the Board of Directors approve an extension of these agreements through June 30, 2015. The Board of Directors, with Messrs. Cumming and Steinberg abstaining, approved the extended employment agreements. For further information see "Report of Compensation Committee" below.

           For additional information, see "Certain Relationship and Related Transactions" below.

                            COMPENSATION OF DIRECTORS

           Directors who are also our employees receive no remuneration for services as a member of the Board of Directors or any committee of the Board of Directors. Prior to April 1, 2004, each director who was not our employee received a retainer of $24,000 plus $500 for each meeting of the Board of Directors and $300 for each meeting of a committee of the Board of Directors ($400 if a committee chairman) that he attended. Effective April 1, 2004, the annual retainer for each director who is not our employee was increased to $36,000 plus $500 for each meeting of the Board of Directors and $500 for each meeting of a committee of the Board of Directors ($600 if a committee chairman) that he attended. Members of the Audit Committee receive an additional annual retainer of $10,000 ($12,000 for the Audit Committee chairman). In addition, under the terms of the existing 1999 Stock Option Plan, each non-employee director is automatically granted options to purchase 1,000 common shares on the date on which the annual meeting of our shareholders is held each year. The purchase price of the common shares covered by the options is the fair market value of the common shares on the date of grant. These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 1,500 common shares (split adjusted) at an exercise price of $31.12 per common share were awarded to each of Messrs. Dougan, Glaubinger, Hirschfield, Jordan, Keil and Nichols on May 11, 2004. The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.

                                 INDEMNIFICATION

           Pursuant to contracts of insurance dated October 1, 2004 with National Union Fire Insurance Company of Pittsburgh, Pennsylvania, 175 Water Street, New York, New York 10038, U.S. Speciality Insurance Company, 13403 Northwest Freeway, Houston, Texas 77040, ACE American Insurance Company, 1601 Chestnut Street, Two Liberty Place, Philadelphia, Pennsylvania 19103, Twin City Fire Insurance Company, Hartford Plaza, Hartford, Connecticut 06115 and XL Specialty Insurance Company, Seaview House, 70 Seaview Avenue, Stamford, Connecticut 06902 we maintain a combined $50,000,000 indemnification insurance policy covering all of our directors and officers and our named subsidiaries. The annual premium for the insurance is approximately $1,939,000. During 2004, no payments were received under our indemnification insurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           Pursuant to an agreement dated as of August 1, 1988 and amended and restated as of June 30, 2003, among the company, Ian M. Cumming and Joseph S. Steinberg, upon the death of each of Mr. Cumming and Mr. Steinberg, we have agreed to purchase from his estate up to 55% of his direct and/or indirect interest in us, subject to reduction in certain circumstances, not to exceed $50,000,000 in value. The agreement provides that Messrs. Cumming's and Steinberg's interests in us will be valued at the higher of the average closing price of the common shares on the New York Stock Exchange for the 40 trading days preceding the date of death or the net book value of the common shares at the end of the fiscal quarter preceding the date of death. We have agreed to fund the purchase of common shares pursuant to this Agreement by purchasing and maintaining insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $50,000,000 per individual. The amended and restated agreement extends through June 30, 2018. We have purchased the life insurance contemplated by this agreement, the premiums for which aggregated approximately $634,000 in 2004. These amounts are not included in the Summary Compensation Table appearing elsewhere in this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS
(OTHER THAN IAN M. CUMMING AND JOSEPH S. STEINBERG)

           The Compensation Committee of the Board of Directors, consisting of Messrs. Nichols (Chairman), Glaubinger and Jordan determines and approves, in conjunction with the Board of Directors, the annual compensation of Mr. Cumming, our Chairman of the Board, and Mr. Steinberg, our President. The Committee also determines salary and bonus compensation of and awards of stock options to our executive officers in consultation with Messrs. Cumming and Steinberg.

           Our compensation package for executive officers consists of four basic elements:

           (1)        base salary;

           (2)        annual bonus compensation;

           (3) long-term incentives in the form of stock options granted pursuant to our 1999 Stock Option Plan; and


---------------
* The disclosure contained in this section of this proxy statement is not incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporate filings or portions thereof, (including this proxy statement or the "Executive Compensation" section of this proxy statement) without specific reference to the incorporation of this section of this proxy statement.

           (4) retirement benefits pursuant to our Savings and Retirement Plan and, with respect to eligible employees, the Retirement Plan. Other elements of compensation include medical and life insurance benefits available to employees generally.

           Each element of compensation has a different purpose. Salary and bonus payments are designed mainly to reward current and past performance. Stock options are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders' interests because the value of the awards will increase or decrease based upon the future price of the common shares. Retirement benefits generally are designed to reward prior service.

           During 2004, base salary of executive officers was determined by the Committee after considering the recommendation of Messrs. Cumming and Steinberg. Base salary is consistent with the executive's office and level of responsibility, with annual salary increases, which generally amount to a small percentage of the executive's prior base salary, primarily reflecting cost of living increases. However, annual salary increases may be significant to reflect an executive's increase in office and/or responsibility.

           Our executive compensation policy emphasizes performance based compensation. Accordingly, a large percentage of annual compensation consists of bonus compensation. This ensures that compensation paid to an executive reflects the individual's specific contributions to our success, as well as the level and degree of complexity involved in his contributions to the company, which historically often have involved restructuring newly acquired enterprises, the success of which may not be evident for several years. Bonus compensation is determined on the basis of recommendations made to the Committee by Messrs. Cumming and Steinberg based on their subjective assessment of an executive's performance, our performance and each individual's contribution to our company. Bonus compensation is not based on any specific formula.

           We, by means of our 1999 stock option plan, seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling the positions. From time to time, stock options may be awarded which, under the terms of the 1999 stock option plan permit the executive officer or other employee to purchase common shares at not less than the fair market value of the common shares on the date of grant. The extent to which the employee realizes any gain is, therefore, directly related to increases in the price of the common shares and hence, shareholder value, during the period of the option. Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing one year after the date of grant. As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive's performance and our performance.

           Under the provisions of Section 162(m) of the Internal Revenue Code, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed in our proxy statement for any year in excess of $1 million per year unless the compensation was within the definition of "performance-based compensation" or meets certain other criteria. To qualify as "performance-based compensation," in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria or standards that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal. We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success. To the extent these goals can be met with compensation that is designed to be deductible under Section 162(m), such as the Stock Option Plan and the Senior Executive Annual Incentive Bonus Plan (described below), the compensation plans will be used. However, the Compensation Committee and the Board of Directors recognize that, in appropriate circumstances, compensation that is not deductible under Section 162(m) may be paid in the Compensation Committee's discretion.

           We believe that the executive compensation program has enabled us to attract, motivate and retain senior management by providing a competitive total compensation opportunity based on performance. Base salaries, combined with annual variable performance based bonus awards that reflect the individual's level of responsibility, performance and contribution to the company are important elements of our cash compensation philosophy. Together with our executive stock ownership, our total executive compensation program not only aligns the interest of executive officers and shareholders, but also permits us to attract talented senior management. Messrs. Cumming and Steinberg and we believe the program strikes an appropriate balance between short and long-term performance objectives.

COMPENSATION OF MESSRS. CUMMING AND STEINBERG

           The base compensation of Mr. Ian M. Cumming, Chairman of the Board, and Mr. Joseph S. Steinberg, President of the company, is set pursuant to employment agreements between the company and each of Messrs. Cumming and Steinberg expiring June 30, 2005. See "Employment Agreements." The base salaries of Messrs. Cumming and Steinberg provided for in the current employment agreements initially were determined by the Compensation Committee in 1994 and increase annually only to reflect annual cost-of-living increases.

           2004 Performance Bonus. The Compensation Committee and the Board of Directors intend to consider the 2004 performance bonus for each of Messrs. Cumming and Steinberg at the 2005 organizational meeting of the Board following the shareholders meeting. In doing so, the Compensation Committee intends to consider awards to be made under the 2003 Senior Executive Annual Incentive Bonus Plan.

           The incentive bonus plan directly links the annual incentive bonus of Messrs. Cumming and Steinberg with our performance, while providing the Compensation Committee with the flexibility to reduce amounts to be paid under the plan. The incentive bonus plan provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1% of our audited pre-tax earnings and our consolidated subsidiaries for each of the five fiscal years commencing 2003. The amount of the annual incentive bonus awarded to each participant in any given year is subject to reduction by the Compensation Committee, in its sole discretion. Payments under the incentive bonus plan will be made in cash following written certification by the Compensation Committee as to the amount of the annual incentive bonus for any given year.

           The incentive bonus plan is designed so that the cash bonuses awarded under the plan will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code

           The Compensation Committee has discretion, where appropriate, to pay additional bonuses to Messrs. Cumming and Steinberg outside the incentive bonus plan. In this event, the Compensation Committee will consider amounts paid to Messrs. Cumming and Steinberg under the incentive bonus plan. To the extent that the Compensation Committee determines to award performance bonuses for a given year outside the incentive bonus plan, this compensation may not be deemed to be performance-based compensation.

           2003 Performance Bonus. The Compensation Committee did not take action to reduce the amount of the 2003 incentive bonus for Mr. Cumming and Mr. Steinberg and certified in writing 2003 performance bonuses under the incentive bonus plan of $1,250,000 to each of Messrs. Cumming and Steinberg.

           New Employment Agreements. In March 2005, the Compensation Committee reviewed the existing employment agreements for Messrs. Cumming and Steinberg, which are scheduled to expire on June 30, 2005. The Committee considered our performance under Messrs. Cumming and Steinberg's leadership since 1979 (the first full year in which Messrs. Cumming and Steinberg were our Chairman and President, respectively). In recognition of the importance of each of Messrs. Cumming and Steinberg to the Company and its current operations and future prospects, the Committee determined that it would be in the best interests of the Company and its shareholders to retain the leadership of Messrs. Cumming and Steinberg for as long as possible. The Committee considered the terms of the existing agreements, together with the other compensation that historically has been paid to Messrs. Cumming and Steinberg. In particular, the Committee considered the compensation payable to Messrs. Cumming and Steinberg under the Company's 2003 Senior Executive Annual Incentive Bonus Plan (which currently continues through fiscal year 2007), and noted that under the terms of the incentive bonus plan, the Committee retains the ability to reduce any bonus award that otherwise would be payable to Messrs. Cumming and Steinberg. The

Committee also noted the non-cash compensation historically paid to Messrs. Cumming and Steinberg. After considering all of the compensation paid to Messrs. Cumming and Steinberg, as well as the specific terms of the current employment agreements, the Committee determined that the provisions of the employment agreements remain appropriate for the Chairman and President of the Company. After discussions with Messrs. Cumming and Steinberg, who indicated that they would be willing to extend their existing agreements for a ten year period expiring June 30, 2015 if the Company would be willing to extend the existing incentive bonus plan for an additional seven years through the end of fiscal year 2014 (with any bonus for fiscal year 2014 to be payable in 2015 after filing of the Company's 2014 audited financial statements), the Committee agreed to consider the extensions of both the employment agreements and the incentive bonus plan subject, in the case of the incentive bonus plan, to shareholder approval.

           The Committee determined that extension of the employment agreements and the incentive bonus plan as described above are in the best interests of the Company and its shareholders and recommended to the Board of Directors that the Company (i) enter into an amended and restated employment agreement with each of Ian M. Cumming and Joseph S. Steinberg that would extend the term of the agreements through June 30, 2015 but would keep the other terms in place, and
(ii) amend, subject to shareholder approval, the incentive bonus plan to extend the term of the plan through fiscal year 2014. In reaching this decision, the Committee did not believe it was necessary to engage a compensation consultant to evaluate the compensation payable to Mr. Cumming and Steinberg under the proposed extended agreements. The Committee noted that (x) the base salary of $639,964 in 2005 for each of Mr. Cumming and Mr. Steinberg is modest in proportion to their contribution to the Company and is consistent with our general compensation philosophy, that base salary generally represents a small percentage of annual compensation, with performance based compensation making up a larger component of annual compensation and (y) bonus compensation payable to Mr. Cumming and Mr. Steinberg under the incentive bonus plan (as proposed to be amended) would remain subject to the Committee's ability to reduce any payments under the plan as the Committee in its sole discretion determines. For a description of the current employment agreements for Mr. Cumming and Mr. Steinberg, see "Executive Compensation--Employment Agreements" above.

           Based upon the recommendation of the Compensation Committee, the Board of Directors, with Messrs. Cumming and Steinberg abstaining, approved (i) the extension of the employment agreements for Mr. Cumming and Mr. Steinberg through June 30, 2015, (ii) subject to shareholder approval, the extension of the 2003 Senior Executive Annual Incentive Bonus Plan through fiscal year 2014 and (iii) a recommendation to the shareholders to vote in favor of the extension of the incentive bonus plan.

           The Compensation Committee consists of Jesse Clyde Nichols, III (Chairman), Lawrence D. Glaubinger and James E. Jordan.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

           Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange. Based solely upon a review of the copies of the forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial shareholders, we believe that during the year ended December 31, 2004, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that a Form 4 was not timely filed by Jesse Clyde Nichols, III. Mr. Nichols subsequently filed a Form 5 to report the transaction.

SHAREHOLDER RETURN PERFORMANCE GRAPH**

           Set forth below is a graph comparing the cumulative total shareholder return on common shares against cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Telecommunication Services Sector Index for the five-year period commencing December 31, 1999, as required by the Securities and Exchange Commission. Standard & Poor's Compustat Services, Inc. furnished the data.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF THE COMPANY, S&P 500 INDEX AND S&P TELECOMMUNICATION SERVICES SECTOR INDEX


                                                                      INDEXED RETURNS
                                                                       YEARS ENDING
                                            Base
                                           Period
Company/Index                              Dec 99     Dec 00       Dec 01      Dec 02     Dec 03    Dec 04
----------------------------------------------------------------------------------------------------------
LEUCADIA NATIONAL CORP                    $ 100     $ 154.32     $ 126.81    $ 164.98   $ 204.96  $ 310.57
S&P 500 INDEX                               100        90.90        80.09       62.39      80.29     89.03
S&P TELECOMMUNICATION SERVICES SECTOR       100        61.19        53.70       35.38      37.89     45.41



           The graph assumes that $100 was invested on December 31, 1999 in each of the common shares, the S&P 500 Index and the S&P Telecommunications Sector Index and that all dividends were reinvested.





---------------
**   The disclosure contained in this section of the proxy statement is not incorporated by reference into any of our prior filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings or portions thereof, including this proxy statement or the "Executive Compensation" section of this proxy statement.

                             AUDIT COMMITTEE REPORT

           The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2004.

REVIEW WITH MANAGEMENT

           The Audit Committee reviewed and discussed our audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT AUDITORS

           The Audit Committee discussed the company's audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the company's audited financial statements with accounting principles generally accepted in the United States of America. The committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, regarding the auditor's judgments about the quality of our accounting principles as applied in our financial reporting. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP's provision of audit and non-audit services to the company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP's independence.

CONCLUSION

           Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission and selected PricewaterhouseCoopers LLP as the independent auditor for 2005.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

           Jeffrey C. Keil, Chairman
           Paul M. Dougan
           Alan J. Hirschfield
           James E. Jordan
           Jesse Clyde Nichols, III

           The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

                        INDEPENDENT ACCOUNTING FIRM FEES

           The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor, PricewaterhouseCoopers LLP. Specifically, the committee has pre-approved certain specific categories of work and an initially authorized annual amount for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee has delegated to the Committee chair the ability to pre-approve both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee. All requests for services to be provided by

PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Chief Financial Officer of the company, who determines that such services are in fact within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

           The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, PricewaterhouseCoopers LLP:

                                                    Fiscal Year Ended
                                                       December 31,
                                                       ------------
                                                  2004             2003
                                                  ----             ----

              Audit Fees....................   $4,505,000       $2,198,000
              Audit Related Fees............      398,000          329,000
              Tax Fees......................      547,000          554,000
              All Other Fees................        6,000              -
                                              -----------      -----------
                                               $5,456,000       $3,081,000


           In the table above, in accordance with the SEC's definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the company's consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements. In 2004, Audit Fees also include professional services rendered for the audit of management's assessment of internal controls over financial reporting and the audit of the Company's internal control over financial reporting ($2,145,000 in the aggregate). Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and in 2004 consist of employee benefit plan audits, compliance with regulatory matters, including the Sarbanes-Oxley Act, and consulting with respect to technical accounting and disclosure rules. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All such services were approved by the Audit Committee.


                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

           The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, certified public auditors, as the independent auditors to audit our accounts and those of our subsidiaries for 2005. The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2005. PricewaterhouseCoopers LLP are currently our independent auditors.

           The Board of Directors recommends a vote FOR this proposal.


               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

GENERAL

           The Board of Directors recommends an amendment to our certificate of incorporation to increase the number of our common shares authorized for issuance pursuant to our certificate of incorporation from 150,000,000 to 300,000,000. If the amendment to the certificate of incorporation is approved, an additional 150,000,000 common shares will be available for issuance.

           As of April 12, 2005, we had outstanding 107,613,828 common shares, after deducting 42,386,172 common shares held in treasury. In addition, 7,619,745 common shares were reserved for issuance upon conversion of the 3-3/4% Convertible Senior Subordinated Notes due 2014 and 1,439,580 common shares were reserved for issuance upon the exercise of stock options, which options were granted or are available for grant pursuant to our 1999 Stock Option Plan. Accordingly, only 33,326,847 common shares currently are available for issuance.

REASONS FOR THE AMENDMENT

           The Board of Directors has proposed the increase in the number of authorized common shares because it deems it desirable to have additional common shares available for issuance for general corporate purposes. The additional common shares would be available for sale to raise capital, for further employee benefit plans, for stock splits and stock dividends or for any other lawful corporate purpose in the discretion of the Board of Directors. We currently have no arrangements, commitments or understandings with respect to the issuance of any additional common shares other than upon conversion of the convertible senior subordinated notes or pursuant to the stock option plan. Whether or not any proposed transaction involving the issuance of common shares will be submitted to the shareholders for approval will be determined by applicable law, our certificate of incorporation, our by-laws and the regulations of any securities exchange on which common shares are listed. To the extent that additional authorized common shares are issued in the future, they may decrease the existing shareholders' percentage ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

           The Board of Directors recommends a vote FOR this proposal

                              PROPOSED AMENDMENT TO
                2003 SENIOR EXECUTIVE ANNUAL INCENTIVE BONUS PLAN

           In conjunction with a ten year extension to June 30, 2015 of the employment agreements for Ian M. Cumming and Joseph S. Steinberg, the Compensation Committee resolved, and the Board of Directors (with Messrs. Cumming and Steinberg not present) agreed, subject to shareholder approval, to amend the 2003 Senior Executive Annual Incentive Bonus Plan to extend its duration for an additional seven years through fiscal year 2014. In all other respects, the terms of the 2003 incentive bonus plan remain unchanged from the terms of the existing 2003 incentive bonus plan, which otherwise would expire after fiscal year 2007. As so amended, the 2003 incentive bonus plan is intended to continue to directly link the annual incentive bonus of Messrs. Cumming and Steinberg with the performance of our company, while providing the Compensation Committee the flexibility to reduce the amounts to be paid under the plan during the period covered by the new employment agreements between the company and Messrs. Cumming and Steinberg. The Board of Directors recommends that the amendment to the 2003 incentive bonus plan be approved by the shareholders. A copy of the 2003 incentive bonus plan as so amended (the "Amended Plan") is included in this proxy statement as Annex A. This description of the Amended Plan is qualified in its entirety by reference to the 2003 incentive bonus plan itself.

           Prior to 1998, performance bonuses awarded to Messrs. Cumming and Steinberg were based upon the Employee Benefits Committee's (the predecessor to the Compensation Committee) subjective view of the contributions of Messrs. Cumming and Steinberg to the company's annual performance. The initial incentive bonus plan, which was effective for fiscal years 1998 through 2002, maintained the Committee's ability to determine annual bonuses, subject to the limitations set forth in the existing incentive bonus plan, and still provide us with the ability to deduct amounts paid to Messrs. Cumming and Steinberg without the restrictions imposed by Section 162(m) of the Internal Revenue Code. The Amended Plan will extend the Committee's existing ability to determine annual bonuses, while preserving the deductibility of compensation under the plan, subject to the limitations set forth in the proposed plan, beyond the current expiration of the plan in fiscal year 2007 to fiscal year 2014.

           The Amended Plan is designed so that the cash bonuses awarded under the plan will qualify as "performance-based compensation" under Section 162(m) of the Code, which limits to $1 million per employee per year the deductibility of non-performance based compensation payable to each of the company's five most highly compensated executive officers. To qualify as "performance-based compensation," compensation generally must be paid pursuant to a pre-established objective performance criterion or standard that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal. The Amended Plan is designed to comply with such standard. To allow the awards to qualify under Section 162(m), we are seeking shareholder approval of the Amended Plan. While the Committee will retain the ability to award bonuses to Messrs. Cumming and Steinberg, if shareholder approval of the Amended Plan is not obtained, the existing 2003 incentive bonus plan will not be applicable for fiscal years after 2007. In that event, unless other arrangements are made, bonus compensation paid to Messrs. Cumming and Steinberg for fiscal years after 2007 may not qualify as "performance-based compensation."

           The Amended Plan provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1% of the audited pre-tax earnings of the company and its consolidated subsidiaries for each of the fiscal years through and including 2014. The amount of the annual incentive bonus awarded to each participant in any given year is subject to reduction by the Committee, in its sole discretion. Payments under the Amended Plan will be made in cash following written certification by the Compensation Committee as to the amount of the annual incentive bonus for any given year.

           As discussed in the Report of the Compensation Committee of the Board of Directors, the Committee's determination of annual performance bonuses, if any, for Messrs. Cumming and Steinberg is based upon their subjective assessment of the performance of Messrs. Cumming and Steinberg and the performance of the company. In making this assessment, the Committee typically reviews various financial information, including information concerning the historical relationship between the company's audited pre-tax income and annual bonuses paid to Messrs. Cumming and Steinberg. The Committee will retain discretion, where appropriate, to pay additional bonuses to Messrs. Cumming and Steinberg outside the Amended Plan. In that event, the Compensation Benefits Committee will consider amounts paid to Messrs. Cumming and Steinberg under the Amended Plan. To the extent that the Committee determines to award performance bonuses for a given year outside the Amended Plan, such compensation may not be deemed to be performance-based compensation. See "Executive Compensation--Report of the Compensation Committee of the Board of Directors" included in this proxy statement for additional information concerning the Amended Plan.

           The Board of Directors recommends a vote FOR this proposal.


                      ANNUAL REPORT AND COMPANY INFORMATION

           A copy of our 2004 Annual Report to shareholders is being furnished to shareholders concurrently herewith.

           Shareholders may request a written copy of our Corporate Governance Guidelines and our Code of Business Practice, which includes our Code of Practice, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 315 Park Avenue South, New York, New York 10010. Each of these documents is also available on our website, www.leucadia.com.


                            PROPOSALS BY SHAREHOLDERS

           Proposals that shareholders wish to include in our proxy statement and form of proxy for presentation at our 2006 annual meeting of shareholders must be received by us at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Secretary, no later than December 23, 2005.

           Any shareholder proposal must be in accordance with the rules and regulations of the Securities and Exchange Commission. With respect to proposals submitted by a shareholder other than for inclusion in the company's 2006 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than March 8, 2006. Any proxies solicited by the Board of Directors for the 2006 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

           IT IS IMPORTANT THAT YOUR PROXY BE RETURNED PROMPTLY, WHETHER BY MAIL, BY THE INTERNET OR BY TELEPHONE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW ANY PROXY (INCLUDING AN INTERNET OR TELEPHONIC PROXY) AND VOTE YOUR OWN SHARES.



                                        By Order of the Board of Directors

                                        Laura E. Ulbrandt
                                        Secretary

                                                                       ANNEX A

                          LEUCADIA NATIONAL CORPORATION
               2003 SENIOR EXECUTIVE ANNUAL INCENTIVE BONUS PLAN,
                             AS AMENDED MAY 17, 2005

1.         PURPOSE

           The purpose of the 2003 Senior Executive Annual Incentive Bonus Plan, as amended May 17, 2005 (the "Plan"), is to provide key senior executives of Leucadia National Corporation (the "Company") with incentive based compensation upon the achievement of established performance goals.

2.         ELIGIBILITY

           Eligibility for the Plan is limited to Ian M. Cumming, Chairman of the Board of the Company, and Joseph S. Steinberg, President of the Company. Individuals eligible to participate in the Plan are herein called
"Participants."

3.         AWARDS

           Each Participant will be eligible to receive an annual incentive cash bonus (the "Annual Bonus"), as described in Section 6 below, provided that the Compensation Committee shall have the authority to reduce the Annual Bonus of any Participant to the extent it deems appropriate. Any reduction of a Participant's Annual Bonus will not result in an increase of another Participant's Annual Bonus.

4.         TERM OF THE PLAN

           The Plan shall become effective on the date on which it is approved by shareholders of the Company and shall terminate immediately following the payment of the Annual Bonus for the Period ending December 31, 2014.

5.         PERFORMANCE PERIODS

           Each performance period ("Period") shall have a duration of one calendar year, commencing on January 1, and terminating on December 31.

6.         PERFORMANCE FORMULA

           6.1 Following each Period the Committee will certify the amount of the annual Bonus for each Participant pursuant to Section 6.2.

           6.2 The Annual Bonus for each Participant for any Period will be 1.00% of the pre-tax earnings of the Company and its consolidated subsidiaries as reported on the Company's audited consolidated financial statements, less any amount that the Committee, in its sole discretion, deems appropriate.

           6.3 As soon as reasonably practical following the completion of each Period, the Committee shall ascertain and certify in writing the amount of the Annual Bonus for each Participant. No Annual Bonus will be paid for any Period until such written certification is made by the Committee. The Annual Bonus shall be paid to each Participant within 20 days following the certification of the Annual Bonus.

           6.4 The provisions of this Section 6 shall be administered and interpreted in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to ensure the deductibility by the Company or its subsidiaries of the payment of the Annual Bonuses.

7.         PLAN ADMINISTRATION

           7.1 The Plan shall be administered by the Compensation Committee of the Company which shall consist solely of at least two (2) "outside directors" within the meaning of Section 162(m) of the Code (the "Committee"). The Committee may delegate any of its duties and powers, in whole or in part, to any subcommittee thereof, provided such subcommittee consists solely of at least two
(2) "outside directors" within the meaning of Section 162(m) of the Code.

           7.2 The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee may administer the Plan in all respects including the proration or adjustment of awards in the case of retirements, terminations, dismissal or death and other conditions as appropriate, consistent with the provisions of Section 162(m) of the Code.

           7.3 The Committee, in making any determination under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and other entities and of counsel, public accountants and other professional expert persons.

8.         AMENDMENT AND TERMINATION OF THE PLAN

           The Company's Board of Directors may at any time, or from time to time, suspend or terminate the Plan, in whole or in part, or amend it in such respects as the Board of Directors may determine.

9.         MISCELLANEOUS PROVISIONS

           9.1 Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continue to be employed by or perform services for the Company or any subsidiary.

           9.2 Except as may be approved by the Committee, a Participant's rights and interests under the Plan may not be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or by operation of law or otherwise (except in the event of the Participant's death).

           9.3 The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required to be withheld with respect to such payment.

           9.4 The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York from time to time obtaining.

                        ANNUAL MEETING OF SHAREHOLDERS OF

                          LEUCADIA NATIONAL CORPORATION

                                  MAY 17, 2005


                            PROXY VOTING INSTRUCTIONS

MAIL
----
DATE, SIGN AND MAIL YOUR PROXY CARD
IN THE ENVELOPE PROVIDED AS SOON         ---------------------------------------
AS POSSIBLE.  -OR-                       COMPANY NUMBER
                                         ---------------------------------------
TELEPHONE                                ACCOUNT NUMBER
---------                                ---------------------------------------
CALL TOLL-FREE 1-800-PROXIES             CONTROL NUMBER
(1-800-776-9437) FROM ANY TOUCH TONE     ---------------------------------------
TELEPHONE AND FOLLOW THE INSTRUCTIONS.
HAVE YOUR CONTROL NUMBER AND THE PROXY
CARD AVAILABLE WHEN YOU CALL.  -OR-

INTERNET
--------
ACCESS THE WEB PAGE AT www.voteproxy.com
AND FOLLOW THE ON-SCREEN INSTRUCTIONS.
HAVE YOUR CONTROL NUMBER AVAILABLE
WHEN YOU ACCESS THE WEB PAGE.


           ----------------------------------------------------------
           YOU MAY ENTER YOUR VOTING INSTRUCTIONS AT 1-800-PROXIES OR WWW.VOTEPROXY.COM UP UNTIL 11:50 PM EASTERN TIME THE DAY BEFORE THE MEETING DATE.
           ----------------------------------------------------------


      PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
               IF YOU ARE NOT VOTING VIA TELEPHONE OR THE INTERNET

--------------------------------------------------------------------------------

PROXY

                          LEUCADIA NATIONAL CORPORATION

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 17, 2005 AT 10:00 A.M.

           The undersigned shareholder of Leucadia National Corporation (the "Company") hereby appoints Ian M. Cumming, Joseph S. Steinberg and Laura E. Ulbrandt and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Leucadia National Corporation to be held at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York on May 17, 2005 at 10:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

           Receipt of the Notice of Annual Meeting of Shareholders dated April 22, 2005, the Proxy Statement furnished herewith, and a copy of the Annual Report to Shareholders for the year ended December 31, 2004 is hereby acknowledged.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 AND PURSUANT TO ITEM 5.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)



NY2:\1490886\03\VYD$03!.DOC\76830.0001

                         PLEASE DATE, SIGN AND MAIL YOUR
            PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF SHAREHOLDERS

                          LEUCADIA NATIONAL CORPORATION

                                  MAY 17, 2005

       [Graphic] PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED [Graphic]

--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW
              AND FOR PROPOSALS 2, 3 AND 4 AND PURSUANT TO ITEM 5.
        PLEASE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

--------------------------------------------------------------------------------

ITEM 1.  Election of Directors.                      NOMINEES

[ ]  FOR ALL NOMINEES                       [Graphic]  IAN M. CUMMING
                                            [Graphic]  PAUL M. DOUGAN
[ ]  WITHHOLD AUTHORITY FOR                 [Graphic]  LAWRENCE D. GLAUBINGER
     ALL NOMINEES                           [Graphic]  ALAN J. HIRSCHFIELD
                                            [Graphic]  JAMES E. JORDAN
[ ]  FOR ALL EXCEPT                         [Graphic]  JEFFREY C. KEIL
     (SEE INSTRUCTIONS BELOW)               [Graphic]  JESSE CLYDE NICHOLS, III
                                            [Graphic]  JOSEPH S. STEINBERG


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as show here: [Graphic]



ITEM 2. Approval of the amendment to the Company's Certificate of Incorporation increasing the number of the Company's common shares authorized for issuance to 300,000,000.

         FOR              AGAINST              ABSTAIN

         [ ]               [ ]                   [ ]



ITEM 3. Approval of the amendment to the Company's 2003 Senior Executive Annual Incentive Bonus Plan extending the plan through fiscal year 2014.

         FOR              AGAINST              ABSTAIN

         [ ]               [ ]                   [ ]

ITEM 4. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2005.

         FOR              AGAINST              ABSTAIN

         [ ]               [ ]                   [ ]




ITEM 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the Meeting or any adjournment of the Meeting.


-----------------------------------------



To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be substituted via this method.


(Signature)___________________  (Signature if held jointly)___________________  Dated:__________, 2005



NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER, GIVING FULL TITLE AS SUCH. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.










                                       3